Exhibit 99.1

December 08, 2005

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces ThinDisc(c) Manufacturing Capacity

Tulsa, Okla - (BUSINESS WIRE) - December 8, 2005 EnXnet, Inc. (OTCBB:EXNT) announces it has confirmed manufacturing arrangements for its ThinDisc(c) stored value card, MoxyCard(R), with qualified manufacturers in Europe and South America. The capacity of these manufacturers, combined with our existing manufacturer in the United States, is in excess of 2 million Compact Disc (CD) version cards per day and 1.2 million Digital Video Disc (DVD) version cards per day. These agreements will allow immediate and aggressive marketing of MoxyCard(R), with assured delivery of quality products in large volumes to meet the anticipated demand.

MoxyCard(R) is the first Multimedia Gift Card(tm) on the market that combines the functionality of a magnetic stripe gift card with the electronic capabilities of optical disc media. This innovative merging of two technologies transforms today's dull static gift cards into a dynamic, interactive marketing and entertainment medium that both engages and informs consumers with compelling media presentations. EnXnet's ThinDisc(c) technology has the potential to take stored value cards to the next level.

Stored value gift cards have done more than revolutionize the practice of gift giving.  They redefine how consumers shop, employers motivate, parents manage spending and retailers boost sales. MoxyCard(R) also offers issuers unparalleled revenue generating opportunities. Merchants' brands have an opportunity to influence purchase of their products through placement of rich media advertisements containing special offers, printable coupons, or even full video presentations and web link connections. These cards provide issuers with a valuable tool to place company and product information in the hands of consumers.

As reported by the Federal Reserve Bank of New York, stored value cards are one of the most dynamic and fastest growing products in the financial industry. The stored value card market is growing and evolving rapidly. In 2003, stored value cards were used to make $42 billion in transactions. By 2006, over $72 billion in stored value transactions are expected. Experts put this industry in the introductory or early growth stage of the product life cycle, suggesting that there is substantial growth potential in the years ahead.

The ThinDisc(c) cards are easily read by existing credit card readers. MoxyCard(R) offers card issuers a great method of providing its customers with information about the issuer's products or services in addition to the stored value. MoxyCard(R) provides issuers with a valuable tool to place company and product information in the hands of consumers.

Ryan Corley, President of EnXnet, Inc., had this to say: "These manufacturing arrangements solidify our capability of delivering MoxyCard(R) in virtually any quantity required. It allows our MoxyCard(R) marketing associate, One28 Marketing Group, to aggressively market the MoxyCard(R) to their customer base with assured product deliveries."

EnXnet, Inc. is a company that has concentrated on finding and developing new technologies with great potential for making positive impacts in the multimedia environment. We are beginning active commercialization of our advanced products. Our distinctive products offer our clientele new methods to deter theft, improve listening and viewing experiences, and present information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, provide affordable and useful solutions.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine St.
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas
(877)4-BLUE-IR
exnt@blueskyir.com